UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A
                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             STARMEDIA NETWORK, INC.
             (Exact name of registrant as specified in its charter)

                Delaware                               06-1461770
        (State of incorporation)         (I.R.S. employer identification number)

     75 Varick Street, New York, New York              10013
    (Address of principal executive offices)         (Zip Code)

            If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

            If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

            Securities Act registration statement file number to which this form relates: _____________ (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                    Name of each exchange on which
        to be so registered                    each class is to be registered
                                      None

Securities to be registered pursuant to Section 12(g) of the Act:

        Title of each class                    Name of each exchange on which
        to be so registered                    each class is to be registered

   Common Stock, $0.001 par value                NASDAQ National Market
          (Title of Class)

Series A Junior Participating Preferred Purchase
   Rights (rights to purchase such stock are
      attached to the common stock.)
          (Title of Class)

ITEM 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

            StarMedia Network, Inc. (the "Company") and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"), entered into Amendment No. 1 to Rights Agreement, dated as of May 28, 2001 (the "Amendment No. 1 to Rights Agreement"), amending the Rights Agreement, dated as of May 21, 1999 (the "Rights Agreement"), between the Company and the Rights Agent, in order to, among other things, provide that (i) neither BellSouth Enterprises, Inc.

("BellSouth") nor any affiliates or associates of BellSouth (the "BellSouth Group") will become an "Acquiring Person" (as defined in the Rights Agreement) to the extent that the members of the BellSouth Group shall beneficially own in the aggregate up to, but not exceeding 25% of the shares of Common Stock (as defined in the Rights Agreement) of the Company then outstanding, and (ii) no member of the BellSouth Group shall be deemed the "Beneficial Owner" of, or to "beneficially own" (as each term is defined in the Rights Agreement), any security owned by Fernando J. Espuelas or Jack C. Chen solely by reason of that certain Voting Agreement, dated as of May 30, 2001, by and among BellSouth, Fernando J. Espuelas and Jack C. Chen.

            A copy of the Amendment No. 1 to Rights Agreement is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing description of the Amendment No. 1 to Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment No. 1 to Rights Agreement.

ITEM 2.     EXHIBITS.

            1. Amendment No. 1 to Rights Agreement, dated as of May 28, 2001, between StarMedia Network, Inc. and American Stock Transfer & Trust Company, as Rights Agent.

                                    SIGNATURE

            Pursuant  to  the  requirements  of  Section  12 of  the  Securities
Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated as of:      June 15, 2001

                                STARMEDIA NETWORK, INC.


                                By:/S/ JUSTIN K. MACEDONIA
                                ------------------------------------------
                                Name:    Justin K. Macedonia
                                Title:   Senior Vice President
                                           and General Counsel



                                INDEX OF EXHIBITS

EXHIBIT NO. DESCRIPTION

   1 Amendment No. 1 to Rights Agreement, dated as of May 28, 2001, between StarMedia Network, Inc. and American Stock Transfer & Trust Company, as Rights Agent.


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT



            Amendment No. 1, dated as of May 28, 2001 (the "Amendment"), between STARMEDIA NETWORK, INC., a Delaware corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York banking corporation, as Rights Agent (the "Rights Agent").

            WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of May 21, 1999 (the "Rights Agreement");

            WHEREAS, there is not as of the date hereof any Acquiring Person (as defined in the Rights Agreement); and

            WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement;

            NOW,  THEREFORE,   in  consideration  of  the  premises  and  mutual
agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

            Section 1. AMENDMENT TO DEFINITION OF "ACQUIRING PERSON". The definition of "Acquiring Person" in Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:

            "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock of the Company then outstanding but shall not include (1) the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan, (2) Chase Venture Capital Associates, L.P. ("Chase") or any Affiliates or Associates of Chase (the "Chase Group") to the extent that the members of the Chase Group shall beneficially own in the aggregate up to, but not exceeding, 25% of the shares of Common Stock of the Company then outstanding, (3) Fernando J. Espuelas or any Affiliates or Associates of Mr. Espuelas (the "Espuelas Group") to the extent that the members of the Espuelas Group shall beneficially own in the aggregate up to, but not exceeding, 20% of the shares of Common Stock of the Company then outstanding, (4) Jack C. Chen or any Affiliates or Associates of Mr. Chen (the "Chen Group") to the extent that the members of the Chen Group shall beneficially own in the aggregate up to, but not exceeding, 20% of the shares of Common Stock of the Company then outstanding, or (5) BellSouth Enterprises, Inc. ("BellSouth") or any Affiliates or Associates of BellSouth (the "BellSouth Group") to the extent that the members of the BellSouth Group shall beneficially own in the aggregate up to, but not exceeding 25% of the shares of Common Stock of the Company then outstanding. Notwithstanding the foregoing:

                  (i) no Person shall become an "Acquiring Person" as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the shares of Common Stock of the Company then outstanding (or, in the case of (A) the Chase Group, more than 25% of the shares of Common Stock of the Company then outstanding, (B) either the Espuelas Group or the Chen Group, more than 20% of the shares of Common Stock of the Company then outstanding, or (C) the BellSouth Group, more than 25% of the shares of Common Stock of the Company then outstanding); PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding (or, in the case of (D) the Chase Group, more than 25% of the shares of Common Stock of the Company then outstanding, (E) either the Espuelas Group or the Chen Group, more than 20% of the shares of Common Stock of the Company then outstanding, or (F) the BellSouth Group, more than 25% of the shares of Common Stock of the Company then outstanding) by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of Common Stock of the Company (or, in the case of the members of any of the Chase Group, the Espuelas Group, the Chen Group or the BellSouth Group, become the Beneficial Owner of any additional shares of Common Stock of the Company), then such Person shall be deemed to be an "Acquiring Person" hereunder; and

                  (ii) if the Board of  Directors of the Company  determines  in good  faith  that a Person  who  would  otherwise  be an  "Acquiring

            Person" as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person" (as defined pursuant to the foregoing provisions of this paragraph (a)), then such Person shall not be deemed to be an "Acquiring Person" for any purpose of this Agreement.

            Section 2. AMENDMENT TO DEFINITIONS OF "BENEFICIAL OWNER" AND "BENEFICIALLY OWN". The definitions of "Beneficial Owner" and "beneficially own" in Section 1 of the Rights Agreement are hereby amended by adding at the end thereof:

                  "Notwithstanding  anything in this  definition of  "Beneficial
            Ownership" and "beneficially own" to the contrary, no member of the BellSouth Group shall be deemed the "Beneficial Owner" of, or to "beneficially own", any security owned by Fernando J. Espuelas or Jack C. Chen solely by reason of that certain Voting Agreement, dated as of May 30, 2001, by and among BellSouth, Fernando J. Espuelas and Jack C. Chen."

            Section 3. RIGHTS AGREEMENT AS AMENDED. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

            Section 4. COUNTERPARTS. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

            Section 5. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

            Section 6. HEADINGS. Headings of the several Sections of the Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                          STARMEDIA NETWORK, INC.


                          By:/S/ JUSTIN K. MACEDONIA
                              -----------------------------------------
                              Name:    Justin K. Macedonia
                              Title:   Senior Vice President
                                        and General Counsel


                          AMERICAN STOCK TRANSFER &
                          TRUST COMPANY, as Rights Agent


                          By:/S/ HERBERT J. LEMMER
                              ------------------------------------------
                              Name:    Herbert J. Lemmer
                              Title:   Vice President